Exhibit 99.1

Essex Announces Third Quarter 2015 Results

Core FFO per Diluted Share Grows 15.3% in the Third Quarter

Palo Alto, California—October 29, 2015—Essex Property Trust, Inc. (NYSE:ESS) announced today its third quarter 2015 earnings results and related business activities.

Funds from Operations (“FFO”) and Net Income per diluted share for the quarter ended September 30, 2015 are detailed below. FFO and Net Income for the third quarter include no merger and integration related expenses compared to $3.9 million of expenses in the prior year period. Core FFO excludes merger and integration expenses, acquisition costs and non-routine items.

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2015	2014	Change	2015	2014	Change
Per Diluted Share
Total FFO	$2.53	$2.08	21.6%	$7.19	$5.55	29.5%
Core FFO	$2.49	$2.16	15.3%	$7.19	$6.28	14.5%
Net Income	$0.65	$0.85	-23.5%	$2.27	$1.41	61.0%

Third Quarter Highlights:

•	Grew Core FFO per diluted share by 15.3% compared to Q3 2014, which exceeded the Company’s guidance range, primarily due to strong operating results and income from co-investments.

•	Achieved same-property gross revenues and net operating income (“NOI”) growth of 7.6% and 10.1%, respectively, compared to Q3 2014.

•	Realized a sequential quarterly increase in same-property revenue growth of 2.4%.

•	Increased the midpoint of the full-year same-property NOI growth range by 10 basis points to 10.6%.

•	Provided a Core FFO guidance range for the fourth quarter of 2015 of $2.51 to $2.59 per diluted share.

•	Increased the full-year Core FFO guidance range per diluted share to $9.70 to $9.78, raising the midpoint by $0.10 per share. This represents a 1% increase at the midpoint.

“We are pleased to report another strong quarter, demonstrated by a 10.1% increase in same-property NOI growth and a 15.3% increase in Core FFO per share.  Exceptional job growth resulted in demand that substantially exceeded deliveries of new housing, pushing rental rates higher in Seattle and all coastal California regions.  With a loss to lease of 7% at the end of September and our expectation for continued favorable housing fundamentals, we carry significant operational momentum into 2016,” commented Michael Schall, President and Chief Executive Officer of the Company.

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743

www.essex.com

Same-Property Operations

Essex same-property operating results includes all properties acquired in the merger with BRE that were stabilized as of April 1, 2014 and excludes any properties that are not comparable for the periods presented. The table below illustrates the percentage change in same-property gross revenues for the quarter ended September 30, 2015 compared to the quarter ended September 30, 2014, and the sequential percentage change for the quarter ended September 30, 2015 versus the quarter ended June 30, 2015 by submarket for the Company:

	Q3 2015 vs. Q3 2014	Q3 2015 vs. Q2 2015	% of Total
	Gross Revenues	Gross Revenues	Q3 2015 Revenues
Southern California
Los Angeles County	5.8%	1.8%	16.8%
Orange County	5.9%	1.7%	13.1%
San Diego County	4.7%	2.2%	9.0%
Ventura County	6.1%	2.2%	5.5%
Other Southern California	5.7%	-2.9%	1.0%
Total Southern California	5.7%	1.8%	45.4%
Northern California
Santa Clara County	10.2%	2.9%	15.1%
Alameda County	12.7%	3.1%	6.9%
San Mateo County	9.4%	3.1%	6.0%
Contra Costa County	9.5%	3.3%	5.7%
San Francisco MSA	7.2%	2.5%	2.2%
Other Northern California	9.3%	4.2%	0.6%
Total Northern California	10.2%	3.0%	36.5%
Seattle Metro	7.3%	2.7%	18.1%
Same-Property Portfolio	7.6%	2.4%	100.0%

	Year Over Year Growth
	Q3 2015 compared to Q3 2014
	Gross Revenues	Operating Expenses	NOI
Southern California	5.7%	0.3%	8.5%
Northern California	10.2%	2.2%	13.6%
Seattle Metro	7.3%	8.0%	7.0%
Same-Property Portfolio	7.6%	2.3%	10.1%

	Sequential Growth
	Q3 2015 compared to Q2 2015
	Gross Revenues	Operating Expenses	NOI
Southern California	1.8%	4.6%	0.5%
Northern California	3.0%	1.8%	3.5%
Seattle Metro	2.7%	3.4%	2.3%
Same-Property Portfolio	2.4%	3.4%	1.9%

	Financial Occupancies
	Quarter Ended
	9/30/2015	6/30/2015	9/30/2014
Southern California	95.8%	95.9%	95.9%
Northern California	96.3%	96.3%	96.1%
Seattle Metro	96.1%	96.1%	95.6%
Same-Property Portfolio	96.0%	96.1%	95.9%

Development Activity

The table below represents the development communities in lease-up during the third quarter and the current leasing status as of October 25, 2015.

Project Name	Location	Total Apartment Homes	ESS Ownership	% Leased as of 10/25/15	Status
One South Market	San Jose, CA	312	55%	84%	In Lease-Up
Epic Phase III	San Jose, CA	200	55%	67%	In Lease-Up
MB360 Phase II	San Francisco, CA	172	100%	26%	Pre-Leasing
Total/Average % Leased		684		64%

Other Investments

In August 2015, the Company received cash of $21.9 million from the redemption of a preferred equity investment related to one property located in San Jose, CA. The Company recorded $1.5 million of income from prepayment penalties due to the early termination of the agreement. The prepayment income has been excluded from the calculation of Core FFO.

Liquidity and Balance Sheet

Common Stock

During the third quarter, the Company issued 155,728 shares of common stock through its equity distribution program at an average price of $228.61 for net proceeds of $35.4 million. Year-to-date through September 30, 2015, the Company issued 1,374,639 shares of common stock through its equity distribution program at an average price of $226.30 for net proceeds of $308.0 million. Subsequent to quarter-end, the Company has issued 107,098 shares of common stock at an average price of $228.61 for net proceeds of $24.3 million.

Balance Sheet

As of September 30, 2015, the Company had over $1.02 billion in undrawn capacity on its unsecured credit facilities.

Guidance

The following table provides a reconciliation of third quarter Core FFO per share to the midpoint of the guidance as provided in the second quarter 2015 earnings release distributed in July 2015.

Per Share
Projected midpoint Core FFO per share for Q3 2015	$2.43
NOI from consolidated communities	0.03
Co-Investments	0.02
Interest and other	0.01
Core FFO per share Q3 2015, reported	$2.49

The Company has increased its full-year Core FFO guidance range from $9.56 to $9.72 to a range of $9.70 to $9.78, raising the midpoint by $0.10 per share. The revised guidance includes a 25 basis points reduction to same-property operating expense growth at the midpoint for the full-year and higher expected income on our development communities due to strong lease-up activity. Our same-property guidance assumptions are detailed in the table below. Year-to-date the midpoint of the full-year same-property revenue and NOI growth has increased by 115 basis points and 210 basis points, respectively. For additional details regarding our 2015 assumptions, please see page S-14 of the Supplemental Financial Information.

	Same-Property Growth for Full Year 2015 based on 28,617 apartment homes		Same-Property Growth for Q2 ’15 - Q4 ’15 based on 43,134 apartment homes
	Revised Range	Prior (July 2015)	Range Unchanged
Gross Revenue	7.7% - 8.1%	7.7% - 8.1%	7.3% - 7.7%
Operating Expense	1.8% - 2.2%	2.0% - 2.5%	2.5% - 3.0%
Net Operating Income	10.1% - 11.1%	10.0% - 11.0%	9.3% - 10.3%

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Friday, October 30, 2015 at 11 a.m. PT (2 p.m. ET), which will be broadcast live via the Internet at www.essex.com, and accessible via phone by dialing toll-free, (888) 312-9849, or toll/international, (719) 457-2602. No passcode is necessary.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essex.com and select the third quarter earnings link. To access the replay digitally, dial (877) 870-5176 using the replay pin number 186759. If you are unable to access the information via the Company’s website, please contact the Investor Relations Department at investors@essex.com or by calling (650) 494-3700.

Corporate Profile

Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 245 apartment communities with an additional 9 properties in various stages of active development. Additional information about Essex can be found on the Company’s web site at www.essex.com.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s web site at www.essex.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, impairment charges, gains/losses on sales of real estate and extraordinary items. Management considers FFO and FFO which excludes merger, integration and acquisition costs and items that are not routine or not related to the Company’s core business activities, which is referred to as “Core FFO”, to be useful financial performance measurements of an equity REIT because, together with net income and cash flows, FFO and Core FFO provide investors with an additional basis to evaluate the operating performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and the ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by U.S. generally accepted accounting principles (“GAAP”) and are not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of diluted FFO and Core FFO for the three and nine months ended September 30, 2015 and 2014:

	Three Months Ended September 30,		Nine Months Ended September 30,
Funds from Operations attributable to common stockholders and unitholders (In thousands)	2015	2014	2015	2014
Net income available to common stockholders	$42,323	$53,566	$147,241	$76,685
Adjustments:
Depreciation and amortization	116,308	102,286	336,946	253,890
Gains not included in FFO	—	(31,372)	(41,126)	(41,664)
Depreciation add back from unconsolidated co-investments	12,800	9,986	36,822	23,060
Noncontrolling interest related to Operating Partnership units	1,471	1,816	5,115	3,442
Insurance reimbursements	(1,751)	—	(1,751)	—
Depreciation attributable to third party ownership and other	(253)	(335)	(753)	(996)
Funds from Operations attributable to common stockholders and unitholders	$170,898	$135,947	$482,494	$314,417
Merger and integration expenses	—	3,857	3,798	46,413
Acquisition and investment related costs	381	51	1,357	768
Gain on sale of marketable securities, note prepayment, and other investments	(598)	—	(598)	(886)
Gain on sale of land	—	—	—	(400)
Co-investment promote income	(192)	—	(192)	(4,904)
Income from early redemption of preferred equity investments	(1,485)	—	(1,954)	—
Insurance reimbursements	(569)	—	(2,319)	—
Other non-core adjustments	—	1,249	(207)	710
Core Funds from Operations attributable to common stockholders and unitholders	$168,435	$141,104	$482,379	$356,118

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements in the “Third Quarter Highlights” and “Guidance” sections of the release regarding significant momentum in 2016, 2015 same-property growth with respect to gross revenues, operating expenses and net operating income, core FFO per share for the fourth quarter of 2015 and for the full-year 2015 and estimates, with respect to the balance of 2015, regarding lower expense growth and higher development communities’ income and statements and estimates set forth under the captions “Development Pipeline—September 30, 2015” and “Redevelopment Pipeline—September 30, 2015” on pages S-11 and S-12 of the Company’s Supplemental Financial Information Package, which accompanies this press release, regarding estimated costs of property development and redevelopment and regarding the anticipated timing of redevelopments and of the construction start, initial occupancy and stabilization of property development and the various financial projections and assumptions, including those regarding 2015 NOI, FFO and Core FFO, set forth in the columns “2015 Guidance Range” on page S-14 of the Company’s Supplemental Financial Information Package and the forecasts, set forth on page S-16 of the Company’s Supplemental Financial Information Package, of residential supply, jobs, and rent growth in various areas. The Company’s actual results may differ materially from those projected in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, unforeseen consequences from cyber-intrusion, unanticipated difficulties in integrating the businesses of Essex and BRE and realizing anticipated synergies, changes in economic conditions, unexpected delays in the development and stabilization of development projects, unexpected difficulties in leasing of development projects, total costs of development investments exceeding the Company’s projections and other risks detailed in the Company’s filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of today, and the Company assumes no obligation to update this information. For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including the Company’s Report on Form 10-K for the year ended December 31, 2014.

Contact Information

Barb Pak

Vice President of Finance & Investor Relations

(650) 494-3700

bpak@essex.com

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